June 17, 1998



To the Board of Directors of OMI Corp.


Gentlemen:

     I hereby resign as director effective upon consummation of the acquisition of Marine Transport, Lines, Inc.


                                            /s/ Craig H. Stevenson
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                                            Craig H. Stevenson